Exhibit 99.1

NEWS RELEASE

Lehigh Gas Partners LP Announces Appointment of
Melinda German to Board of Directors

ALLENTOWN, PA (March 14, 2013) - Lehigh Gas Partners LP (NYSE:LGP) announced today the appointment of Melinda B. German to the board of directors of its general partner, Lehigh Gas GP LLC, effective March 12, 2013. Ms. German will serve on the audit committee.

Ms. German is the Associate Dean for Undergraduate Business Programs at Villanova University, where she has been employed for more than 15 years. As Associate Dean, she leads the strategic and academic direction of undergraduate business programs as well as program administration. Prior to her role in the undergraduate program, Ms. German was the Assistant Dean for Graduate Business Programs. Before joining Villanova University, Ms. German served as the Director of Graduate Business Programs at Philadelphia University, where she was a fulltime faculty member before taking on the administrative role. She was also previously on the faculty at LaSalle University and Temple University.

Ms. German worked in marketing research for several years before pursuing a career in higher education. She holds a bachelor’s degree in business education from the University at Albany-SUNY and a master’s degree in business administration from Temple University.

“We are pleased that Melinda has agreed to join our board of directors,” said Joseph Topper, chairman and CEO of Lehigh Gas Partners. “Her proven leadership of academic business programs along with her expertise in market research make her a valuable addition to the board.”

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, Pa., was formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of motor fuels. Lehigh Gas Partners owns and leases sites located in nine states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire and Maine. For additional information, please visit www.lehighgaspartners.com.

CONTACTS:

INVESTORS:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

MEDIA:

Jeff Vaughan

President

Vaughan Communications Group

610-533-4264

jv@voncom.com